UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2013

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

310 Goddard, Suite 150
Irvine, CA 92618

(Address of principal executive offices, including zip code)

(949) 753-0624

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2013, the Compensation Committee of CombiMatrix Corporation (the “Company”) granted performance-based stock options (the “Performance Based Options”) under the Company’s 2006 Stock Incentive Plan (the “Plan”) to the Company’s President and Chief Executive Officer, Mark McDonough, the Company’s Chief Financial Officer, Scott Burell, and the Company’s Chief Medical Officer, Richard Hockett, Jr., MD, each with an exercise price of $3.23, which was the closing sales price of the Company’s Common Stock on the Nasdaq Stock Market on the date of grant.  Mr. McDonough was granted a Performance Based Option to purchase 29,771 shares of the Company’s Common Stock, Mr. Burell was granted a Performance Based Option to purchase 44,265 shares of the Company’s Common Stock and Dr. Hockett was granted a Performance Based Option to purchase 44,265 shares of the Company’s Common Stock.  The Performance Based Options have a maximum term of 10 years measured from the date of grant, subject to earlier termination pursuant to the provisions of the Plan and related agreements, and will vest in full when, and if, the Company achieves “break-even” for one fiscal quarter within eighteen months following March 15, 2013, as measured by the consolidated earnings of the Company and any subsidiaries of the Company prior to any reduction in respect of interest, taxes, depreciation and amortization determined in accordance with GAAP by the Company’s independent accountants.  If this target is not achieved within eighteen months following March 15, 2013, the Performance Based Options will expire.  The Performance Based Options are exercisable for vested shares only and are subject to all other terms and conditions of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION

Dated:	May 3, 2013	By:	/s/ SCOTT R. BURELL
Scott R. Burell, Chief Financial Officer